Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Amendment No. 2 of Registration Statement on Form S-1 of our report dated September 15, 2017 with respect to the audited financial statements of SolBright Renewable Energy, LLC for the periods ended April 30, 2017 and May 31, 2016. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such prospectus.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

May 24, 2018